UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 7, 2012 (November 1, 2012)

Date of report (Date of earliest event reported)

FIRST PLACE FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	0-25049	34-1880130
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

185 E. Market Street, Warren, OH 44481

(Address of principal executive offices)

(330) 373-1221

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously reported, on October 29, 2012, First Place Financial Corp. (the “Company”) filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). This bankruptcy case is being administered in the Bankruptcy Court under the caption “In re: First Place Financial Corp.”, Case No. 12-12961 (the “Bankruptcy Case”).

On November 1, 2012, the Bankruptcy Court entered a court order (“Order”) that imposes restrictions on the trading of the Company’s common stock, par value $0.01 per share (“Common Stock”), for those holders who are “Substantial Equityholders” (defined below), effective as of October 29, 2012. A copy of this Order is attached hereto as Exhibit 99.1 and is incorporated hereby. The Order was sought by the Company in an effort to preserve its consolidated net operating loss carryovers (“NOLs”), which are available to offset the Company’s future taxable income, if any, and reduce the Company’s federal income tax liability. The benefit of the NOLs may be substantially reduced if the Company undergoes an “ownership change” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Generally, there is an ownership change if, at any time, one or more 5% shareholders (or persons or entities holding less than 5% but who are deemed under treasury regulations to be 5% shareholders) have aggregate increases in their ownership in a corporation of more than 50 percentage points when considered over the prior three year period. Once all or part of a NOL is disallowed under the Code on account of an “ownership change,” that NOL’s use is permanently limited.

The Order provides the Company with a mechanism to monitor the transfers of Common Stock and the ability to obtain substantive relief from the Bankruptcy Court to protect the NOLs from the possible loss due to an “ownership change.”

The trading restrictions established by this Order apply to “Substantial Equityholders” who purchase or dispose of Common Stock. A “Substantial Equityholder” is a person or entity that beneficially owns at least 905,793 shares of Common Stock, or 5% or more of the outstanding shares of Common Stock, or who at anytime was a 5% shareholder of the Company within the meaning of the Treasury Regulations section 1.382-2T. Pursuant to this Order, each existing Substantial Equityholder must serve on the Company and its counsel within twenty (20) days of the later of (i) November 1, 2012 or (ii) the date that the entity becomes a Substantial Equityholder, a written notice in the form attached to the Order as Exhibit B-1, which sets forth the amount of Common Stock it beneficially owns. After November 1, 2012, any person or entity that (i) is not a Substantial Equityholder and wishes to purchase or otherwise acquire ownership of an amount of Common Stock that would cause such person or entity to become a Substantial Equityholder; or (ii) is a Substantial Equityholder and wishes to purchase or otherwise acquire ownership of any additional Common Stock; or (iii) is a Substantial Equityholder and wishes to sell or otherwise dispose of Common Stock, must, prior to the consummation of any such transaction, serve on the Company and its counsel a written notice in the form attached to the Order as Exhibit B-2, in the case of a proposed acquisition of Common Stock, or Exhibit B-3, in the case of a proposed disposition of Common Stock.

If no written objection to a proposed transaction by a “Substantial Equityholder,” to which proper notice is received, is filed with the Bankruptcy Court by the Company within twenty (20) calendar days following the receipt of such notice, then the transaction may proceed. If a written objection to the proposed transaction is filed by the Company with the Bankruptcy Court within such period, then the transaction may not be consummated unless and until it is approved by a final and nonappealable order of the Bankruptcy Court. Any subsequent transactions within the scope of this Order must be the subject of separate notices and with additional waiting periods. Any acquisition or disposition of Common Stock made in violation of the Order will be void and the Bankruptcy Court may consider sanctions or other measures as the Bankruptcy Court considers appropriate.

The Company has notified the investing public of this Order and the restrictions on the trading of the Common Stock by this Current Report and a written notice, in the form attached hereto as Exhibit 99.2, which has been submitted for publication on the Bloomberg newswire service and on the Depository Trust Company Legal Notice System, also known as LENS. The Company has also notified its transfer agent of the trading restrictions under this Order.

Documents filed in connection with the Bankruptcy Case (other than documents filed under seal or otherwise subject to confidentiality protections) will be accessible at the Bankruptcy Court’s Internet site, www.deb.uscourts.gov, through an account obtained from Pacer Service Center at 1-800-676-6856, or via a website maintained by the Company’s claims and noticing agent, Donlin Recano, www.donlinrecano.com/fpfc. Additional information may also be found at the Company’s website at www.firstplacebank.com. The information set forth on the foregoing websites shall not be deemed to be a part of or incorporated by reference into this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1	Order (A) Limiting Certain Transfers of Equity Interests in the Debtor and (B) Approving Related Notice Procedures

Exhibit 99.2	Notice Submitted for Publication on the Bloomberg Newswire Service

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST PLACE FINANCIAL CORP.

Date: November 6, 2012	By: /s/ David W. Gifford
David W. Gifford
Chief Financial Officer

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